Exhibit 99.1

VIVUS, Inc. Timothy E. Morris Chief Financial Officer morris@vivus.com 650-934-5200	Media Inquiries Ketchum Amy Losak Amy.Losak@ketchum.com 646-935-3917 Investor Relations: The Trout Group Brian Korb bkorb@troutgroup.com 646-378-2923

VIVUS ANNOUNCES STUDY RESULTS SHOWING STENDRA (AVANAFIL) IS EFFECTIVE FOR SEXUAL ACTIVITY WITHIN 15 MINUTES IN MEN WITH ERECTILE DYSFUNCTION (ED)

Data from Successful Placebo-controlled Study to be Submitted to Regulatory Authorities to Support STENDRA Label Amendment for 15-Minute Efficacy Claim

MOUNTAIN VIEW, Calif., June 19, 2013 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive results from a multicenter, placebo-controlled study, TA-501, designed to assess the efficacy of STENDRA™ (avanafil) in approximately 15 minutes. In the study, STENDRA patients achieved statistically significant improvement over placebo, in the mean proportion of attempts that resulted in erections sufficient for successful intercourse, as early as 10 minutes for the 200 mg dose and 12 minutes for the 100 mg dose after being taken.

The market opportunity for ED medical treatments continues to grow, with worldwide sales exceeding $5.5 billion in 2012.  ED affects an estimated 52 percent of men between the ages of 40 and 70. Prevalence increases with age and can be caused by a variety of factors, including medications (anti-hypertensives, histamine receptor antagonists); lifestyle (tobacco, alcohol use); diseases (diabetes, cardiovascular conditions, prostate cancer); prostatectomy, and spinal cord injuries. Left untreated, ED can negatively impact relationships and self-esteem, causing feelings of embarrassment and guilt. However, about half of men being treated with currently available PDE5 inhibitors are dissatisfied with the results of that treatment.

“The recommendations for use of current PDE5 inhibitors instruct patients to take the medication and wait one to two hours prior to sexual activity or to take the medication daily,” said Peter Tam, president of VIVUS, Inc. “Having a shorter waiting time prior to sexual activity in the label, if approved, would provide STENDRA a differentiated profile that is desired by many patients and prescribers.”

“We intend to file for an amendment to both the FDA approval and the pending EMA application to include the results of this study and appropriate new labeling.  If approved, STENDRA, and SPEDRA, as it is known in the European Union, will have the unique advantage of being the only PDE5 inhibitor to be able to make this claim,” stated Wesley W. Day, Ph.D., vice president, clinical development of VIVUS, Inc.

The study protocol and statistical analysis plan were approved by the FDA. The study randomized 440 patients with mild to severe ED and was conducted at 30 sites in the United States. The study included both diabetic and non-diabetic patients. The average age of men in the study was 58, most of which had previously used other ED therapy. The design required patients to use a stopwatch to record the timing of sexual activity. The most common drug-related side effects were headache and nasal congestion. There were no drug-related serious adverse events reported in the studies.

The study results will be included in an amendment to the Stendra NDA, submitted to upcoming medical society meetings, and shared in ongoing partnership discussions.

About Avanafil

STENDRA (avanafil) is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S. Avanafil was licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian and Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

Currently, it is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.stendra.com.

Important Safety Information

STENDRA™ (avanafil) is indicated for the treatment of erectile dysfunction.

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir), indinavir (Crixivan), saquinavir (Fortavase or Invirase) or atazanavir (Reyataz); some types of oral antifungal medicines, such as ketoconazole (Nizoral), and itraconazole (Sporanox); or some types of antibiotics, such as clarithromycin (Biaxin), telithromycin (Ketek), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets. The recommended starting dose is 100 mg.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the completion of our STENDRA/SPEDRA partnering discussions on acceptable terms and on a timely basis, and the risks and uncertainties related to the launch and commercialization of SPEDRA in the EU. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012 (as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013) and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

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